Exhibit 99.1
7550 Wisconsin Avenue, 10th Floor, Bethesda, MD 20814
PH 301.941.1500, FX 301.941.1553
www.lasallehotels.com

News Release

LASALLE HOTEL PROPERTIES ACQUIRES THE WESTIN MARKET STREET IN SAN FRANCISCO FOR $350.0 MILLION

Hotel Renamed Park Central San Francisco

BETHESDA, MD-January 26, 2015 -
LaSalle Hotel Properties (NYSE:LHO) today announced that it acquired The Westin Market Street in San Francisco, California for $350.0 million. The Company funded the acquisition with cash on hand and borrowings from its senior unsecured credit facility.

At closing, the Company renamed the hotel Park Central San Francisco. Highgate Hotels will continue to manage the asset as an independent hotel on behalf of the Company. Highgate Hotels also manages Park Central and WestHouse in Manhattan and Southernmost Hotel Collection in Key West on behalf of the Company.

The 681-room hotel is centrally located at 50 Third Street, just steps from Market Street, which bisects San Francisco between the SoMa District and the Financial District. SoMa is a highly diversified submarket, including the neighboring Moscone Convention Center, the Yerba Buena Gardens, the Yerba Buena Center for the Arts (within two blocks of the hotel), AT&T Park and office headquarters for companies such as Twitter, Instagram and Pinterest. In addition to numerous nearby office towers, retail outlets and restaurants, guests benefit from the hotel’s convenient location three blocks from Union Square.

“We are thrilled to have acquired this prominent hotel with such a fantastic location” said Michael D. Barnello, President and Chief Executive Officer of LaSalle Hotel Properties. “The San Francisco lodging market remains very strong, with demand at peak levels and limited supply growth on the horizon, and we are excited about increasing our presence in San Francisco for the second time within 10 months - marking our seventh hotel in the city. Approximately 17% of our EBITDA is now generated in San Francisco.”

“Park Central San Francisco represents an excellent opportunity to expand our relationship with Highgate Hotels and capitalize on cross-selling initiatives with the Park Central in Manhattan.”

The hotel was constructed in 1984 and underwent a comprehensive $28.3 million renovation in 2007. The asset has been well maintained since, with $14.0 million invested from 2009 to present. The Company is planning to commence a normal life-cycle renovation in the fourth quarter of 2016.

          The hotel’s 681 guestrooms average 347 square feet. The property has 23,000 square feet of flexible meeting and event space, including a 9,000 square-foot ballroom with capacity of up to 1,200 guests. MaSo, the hotel’s only dining outlet, offers locally-sourced cuisine, an outdoor terrace and can host private events for up to 300 guests.

The Park Central San Francisco was purchased fee simple.

The potential hotel acquisition the Company previously disclosed to be under contract in Los Angeles is no longer under contract.

LaSalle Hotel Properties is a leading multi-operator real estate investment trust. The Company owns 46 hotels. The properties are upscale, full-service hotels, totaling more than 11,900 guest rooms in 14 markets in ten states and the District of Columbia. The Company focuses on owning, redeveloping and repositioning upscale, full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging companies, including Westin Hotels and Resorts, Hilton Hotels Corporation, Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Commune Hotels and Resorts, Davidson Hotel Company, Denihan Hospitality Group, the Kimpton Hotel & Restaurant Group, LLC, Accor, Destination Hotels & Resorts, HEI Hotels & Resorts, JRK Hotel Group, Inc., Viceroy Hotel Group, Highgate Hotels and Access Hotels & Resorts.

LHO Hotels in San Francisco
★ – Park Central San Francisco
1 – Hotel Monaco
2 – Serrano Hotel
3 – Villa Florence
4 – Hotel Triton
5 – Hotel Vitale
6 – Harbor Court
Local Attractions
A – Union Square
B – Yerba Buena Center for the Arts
C – Yerba Buena Gardens
D – Moscone Convention Center
E – Ferry Building Marketplace
F – AT&T Park
The Exploratorium
The Embarcadero
Broadway St
JACKSON SQUARE
FINANCIAL DISTRICT
Ferry Bldg Marketplace
Market Street
Union Square
Ruby Skye
O'Farrell St
Metreon
3rd St
4th St
Google

This press release, together with other statements and information publicly disseminated by the Company, contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, are generally identifiable by use of the words “will,” "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs, potential unionization, actual or threatened terrorist attacks, any type of flu or disease-related pandemic and downturns in general and local economic conditions, (ii) the availability and terms of financing and capital and the general volatility of securities markets, (iii) the Company's dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act of 1990, as amended, and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to maintain its qualification as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured losses, (viii) risks associated with redevelopment and repositioning projects, including delays and cost overruns and (ix) the risk factors discussed in the Company’s Annual Report on Form 10-K as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company's expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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Additional Contacts:
Bruce A. Riggins or Kenneth G. Fuller - 301/941-1500
For additional information or to receive press releases via e-mail, please visit our website at www.lasallehotels.com.